UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 21, 2021

Date of Report (Date of earliest event reported)

CAESARS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36629	46-3657681
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 West Liberty Street, 12th Floor, Reno, Nevada 89501

(Address of principal executive offices, including zip code)

(775) 328-0100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	CZR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Senior Notes Due 2029

On September 24, 2021, Caesars Entertainment, Inc. (the “Company” or “Issuer”), a Delaware corporation, issued (i) $1.2 billion aggregate principal amount of 4.625% Senior Notes due 2029 (the “Notes”) pursuant to an indenture, dated as of September 24, 2021 (the “Indenture”), between the Issuer and U.S. Bank National Association, as Trustee. Interest on the Notes will be paid every six months on April 15 and October 15 of each year, commencing April 15, 2022. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

The Issuer has applied and/or intends to apply the net proceeds of the sale of the Notes, together with cash on hand to (i) to tender, redeem, repurchase, defease or satisfy and discharge all of the 5.250% senior notes due 2025 (the “CRC Notes”) issued by its subsidiaries CRC Escrow Issuer, LLC (“CRC”) and CRC Finco, Inc. (“CRC Finco” and together with CRC, collectively, the “CRC Notes Issuers”), pursuant to (x) the cash tender offer commenced on September 10, 2021 (the “Tender Offer”), (y) the redemption of $500 million of the CRC Notes on October 15, 2021 at a redemption price of 101.313% of the principal amount of the CRC Notes plus accrued and unpaid interest (if any) pursuant to the unconditional notice of partial redemption delivered by the CRC Notes Issuers on September 9, 2021 (the “$500 million CRC Notes Redemption”) and (z) any redemption necessary to redeem any CRC Notes not tendered and accepted for purchase in the Tender Offer or redeemed pursuant to the $500 million CRC Notes Redemption (the “Remaining CRC Notes Redemption”), together with all accrued interest, fees and premiums thereon, and (ii) to pay fees and expenses related to the foregoing.

The Notes will be senior indebtedness of the Company; rank equally in right of payment with all of the Company’s existing and future senior indebtedness; rank senior in right of payment to the Company’s existing and future subordinated indebtedness; be effectively subordinated to the Company’s existing and future secured indebtedness; and be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

On or after October 15, 2024, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 10 or more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, which in the case of Global Notes shall be the Depository, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2024	102.313%
2025	101.156%
2026 and thereafter	100.000%

Upon the occurrence of a Change of Control or a Change of Control Triggering Event (each as defined in the Indenture), the Issuer must offer to repurchase each of the Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

The Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The Indentures contain certain covenants limiting, among other things, the Issuers’ ability to:

•	incur additional indebtedness;

•	create, incur, or suffer to exist certain liens

•	pay dividends or make distributions on capital stock or repurchase capital stock

•	make certain investments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other distributions to the Issuer;

•	sell certain assets or merge with or consolidate into other companies; and

•	enter into certain types of transactions with the stockholders and affiliates.

These covenants are subject to a number of exceptions and qualifications as set forth in the Indentures. The Indentures also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Notes to be declared due and payable.

The foregoing description is qualified in its entirety by reference to the full text of the Indenture, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Term Loan B-1 Repricing

On September 21, 2021, CRC, a subsidiary of the Company, entered into a Second Amendment to the Credit Agreement (the “Amendment”), by and among CRC, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Administrative Agent”). The Amendment amends the Credit Agreement, dated as of December 22, 2017, by and among CRC, the other borrowers party thereto from time to time, the lenders party thereto from time to time, the Administrative Agent and U.S. Bank National Association, as collateral agent (as amended from time to time, the “Credit Agreement”).

Among other things, the Amendment reduces the interest rate margins applicable to CRC’s existing approximately $1.80 billion Term B-1 loan facility to, at CRC’s option, the Adjusted Eurocurrency Rate (as defined in the Credit Agreement) plus 3.50% in the case of Eurocurrency Loans (as defined in the Credit Agreement) or the ABR (as defined in the Credit Agreement) plus 2.50% in the case of ABR Loans (as defined in the Credit Agreement).

The representations, warranties and covenants contained in the Amendment were made only for purposes of the Amendment and as of the specific date (or dates) set forth therein, were solely for the benefit of the parties to the Amendment and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Amendment may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Amendment and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of CRC. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amendment, which subsequent developments may not be reflected in the Company’s public disclosure.

The description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.2 hereto, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference herein.

Item 8.01	Other Events

Early Settlement of Tender Offer and Remaining CRC Notes Redemption

September 24, 2021, the Company announced the results as of 5:00 p.m., New York City time, on September 23, 2021 (the “Early Tender Time”) of the previously announced Tender Offer on the terms and subject to the conditions set forth in the CRC Notes Issuers’ Offer to Purchase dated September 10, 2021 and the accompanying Letter of Transmittal dated September 10, 2021.

As of the Early Tender Time, $889,277,000 in aggregate principal amount of the CRC Notes had been validly tendered and not validly withdrawn. Holders of CRC Notes validly tendered at or prior to the Early Tender Time, not validly withdrawn and accepted for purchase in accordance with the terms of the Tender Offer received on September 24, 2021 (the “Early Settlement Date”), for each $1,000 principal amount of such CRC Notes, the “Total Consideration” of $1,015.00, which included an “Early Tender Premium” of $30.00. In addition to the Total Consideration, such holders also received, in respect of such CRC Notes, accrued and unpaid interest from the last interest payment date for the CRC Notes to, but not including, September 24, 2021.

The Tender Offer will expire at 12:00 midnight, New York City time on October 7, 2021, unless extended. This Current Report on Form 8-K is neither an offer to purchase nor the solicitation of an offer to sell any CRC Notes.

Following the Early Settlement Date, $810,723,000 aggregate principal amount of the CRC Notes remain outstanding. Because following the Early Settlement Date the Tender Offer was not fully subscribed, the CRC Notes Issuers issued a notice for the Remaining CRC Notes Redemption pursuant to which they will redeem, on October 15, 2021 (the “Redemption Date”), all of the CRC Notes that have not previously been called for redemption in connection with the $500 million CRC Notes Redemption or validly tendered and accepted for purchase in the Tender Offer at the redemption price, expressed as a percentage of principal amount, of 101.313%, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Indenture dated as of September 24, 2021, by and between Caesars Entertainment Inc., the guarantors party thereto and U.S. Bank National Association.

10.2	Second Amendment to Credit Agreement, dated September 21, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT, INC.

Date: September 24, 2021	By:	/s/ Bret Yunker
	Name:	Bret Yunker
	Title:	Chief Financial Officer